Exhibit 21.1
SUBSIDIARIES OF GALAXY DIGITAL INC.*

Subsidiary name	Jurisdiction of incorporation
Blue Fire Capital Europe Coöperatief U.A.	Netherlands
Galaxy Bahamas Ltd.	Bahamas
Galaxy Crypto Index Fund GP, LLC	Cayman Islands
Galaxy DBL, LLC	Delaware
Galaxy Derivatives LLC	Delaware
Galaxy Digital Capital Management LP	Cayman Islands
Galaxy Digital Holdings LP	Cayman Islands
Galaxy Digital Labs LLC	Delaware
Galaxy Digital LLC	Delaware
Galaxy Digital LP	Cayman Islands
Galaxy Digital Mining LLC	Delaware
Galaxy Digital Partners LLC	New York
Galaxy Digital Qualified Opportunity Fund GP, LLC	Delaware
Galaxy Digital Qualified Opportunity Fund II, LP	Delaware
Galaxy Digital Qualified Opportunity Fund, LP	Delaware
Galaxy Digital Qualified Opportunity Zone Business, LLC	Delaware
Galaxy Digital Services HK Limited	Hong Kong
Galaxy Digital Services LLC	Delaware
Galaxy Digital Trading Cayman LLC	Cayman Islands
Galaxy Digital Trading LLC	Delaware
Galaxy Digital UK Limited	UK
Galaxy Digital Ventures LLC	Delaware
Galaxy EOS VC Fund GP LLC	Cayman Islands
Galaxy Institutional Ethereum Fund GP LLC	Delaware
Galaxy Interactive Fund I GP LLC	Delaware
Galaxy Interactive Fund II GP, LLC	Delaware
Galaxy Liquid Crypto Fund GP LLC	Delaware
Galaxy Power LLC	Delaware
Galaxy Strategic Opportunities LLC	Delaware
Galaxy Trading Asia Limited (f.k.a. Galaxy Digital Trading HK Limited)	Hong Kong
Galaxy Vision Hill Advisors LLC	Delaware
GalaxyOne Prime LLC	Delaware
GDS Crypto Technologies Israel Ltd.	Israel
GK8 LLC	Delaware
King Cross Execution Services Ltd	British Virgin Islands
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* As of December 31, 2023, after giving effect to the Reorganization and Reorganization Merger. Unnamed subsidiaries, considered in the aggregate as a single subsidiary, did not constitute a significant subsidiary as of the year ended December 31, 2023.